Exhibit 10.U

SHARE PURCHASE AGREEMENT

DATED JANUARY 10, 2005

BETWEEN

VALEO

AS BUYER

AND

JOHNSON CONTROLS

AUTOMOTIVE ELECTRONICS

AS SELLER

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	SALE AND PURCHASE OF THE TRANSFER SHARES	7

3.	PURCHASE PRICE	7

4.	CONDITIONS PRECEDENT TO CLOSING	10

5.	PRECOMPLETION COVENANTS	11

6.	CLOSING	17

7.	REPRESENTATIONS AND WARRANTIES OF SELLER	18

8.	REPRESENTATIONS AND WARRANTIES OF BUYER	25

9.	CLAIMS FOR LOSSES BY BUYER	26

10	OTHER COVENANTS	31

11	CONFIDENTIALITY	35

12	ANNOUNCEMENTS	36

13	MISCELLANEOUS	36

14	GOVERNING LAW AND DISPUTE RESOLUTION	38

15	LIST OF ANNEXES	38

i

SHARE PURCHASE AGREEMENT

This share purchase agreement (the “Agreement”) is made in Paris on this 10th day of January 2005, in two original copies, by and between:

VALEO, a French société anonyme with an issued share capital of EUR 251,127,072, registered with the Trade and Commercial Register of Paris under number 552 030 667, whose registered office is at 43 rue Bayen, 75017 Paris, represented by ______, duly authorized for the purposes of this Agreement (“Valeo”);

ON THE ONE HAND

AND

JOHNSON CONTROLS AUTOMOTIVE ELECTRONICS, a French société par actions simplifiée with a share capital of EUR 150,772,500, registered with the Trade and Commercial Register of Pontoise under number 403 860 968, having its registered office at 18 chaussée Jules-César, 95520 Osny, France, and represented by ______, duly authorized for the purposes of this Agreement (“Seller”);

ON THE OTHER HAND

WHEREAS:

A.	Seller is, among other things, engaged through its Engine Electronics Division in the design, development, marketing, manufacturing, and sale of engine management systems, automotive engine electronic units and electronic engine components in France and abroad (collectively the “Business”).

B.	The Business comprises assets and liabilities that are currently part of Seller.

C.	Seller has created, as sole shareholder, a new company, Engel Equipement, a French société par actions simplifiée with a share capital of EUR 37,000, registered at the Trade and Commercial Register of Paris under number 479 162 695 and represented by Ms Antje Merlin in her capacity as President (the “Company”).

Before or on the Closing Date and in accordance with the terms and conditions set forth in this Agreement, Seller shall contribute to the Company, as a contribution in kind (apport partiel d’actif placé sous le régime des scissions) (the “Contribution in Kind”) the Business, with a view to make the Business a stand alone operation.

The date on which the Contribution in Kind shall become effective is hereinafter referred to as the “Contribution Date”.

D.	Seller also contemplates to enter into a subcontracting arrangement in connection with certain interior electronic manufacturing activities currently operated in its Premises in Sainte-Florine and Sablé, while retaining the ownership of the corresponding production lines and intellectual property rights. Terms and conditions of such arrangement are set forth in a separate agreement (the “Entrustment Agreement”).

E.	On the Closing Date, Seller shall hold 100% of the shares of the Company, including both the shares issued upon the incorporation of the Company and those issued as a consequence of the Contribution in Kind (together, the “Transfer Shares”).

F.	On or prior to the date hereof, the worker’s committees (comités d’entreprise) of Seller have given their opinion on the Transaction.

G.	Seller desires to sell, transfer and assign to Valeo, and Valeo desires to purchase and assume from Seller, the Transfer Shares in accordance with the terms and conditions set forth herein.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including in the recitals and Annexes thereto), unless the context otherwise requires or unless otherwise specified hereinafter, the following words shall have the following meaning:

“Accounting Rules” means (i) the accounting practices and principles consistently used by Seller for the preparation of its financial statements provided that if such practices and principles are not in accordance with French GAAP, French GAAP shall be applicable and (ii) the other practices and principles set forth in Annex 1(i);

“Accounts” means the pro-forma financial statements of the Business, consisting of a balance sheet of the Business as at the Accounts Date and an EBITA statement for the Business for the period running from October 1st, 2003 through the Accounts Date, all prepared in accordance with the Accounting Rules and the Carve-Out Principles, and attached as Annex 1(ii);

“Accounts Date” means September 30, 2004;

“Accounts Date Liabilities” means EUR 6.2 million (six point two million Euros);

“Amount of Claims” is defined in Article 9.2.3;

“Affiliate” means, in relation to any person other than an individual, any person which Controls, is Controlled by, or is under common Control with, such person;

“Base Purchase Price” has the meaning ascribed to it in Article 3.1;

“Brazilian Affiliate” has the meaning ascribed to it in Article 10.1.2;

“Business” has the meaning ascribed to it in paragraph A of the recitals hereto;

“Business at Closing” has the meaning ascribed to it in Article 10.1.2;

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday in France (within the meaning of Article L. 222-1 of the French Labor Code);

“Business Employees” means the persons employed within the scope of the Business as salariés, a list of which at the date hereof is attached as Annex 1(iii);

“Buyer” means Valeo or the Affiliate which it may designate in accordance with Article 13.2;

“Carve-Out Costs” means the costs relating to the carving out of the Business as identified by the Parties, an estimate of such costs being given and the corresponding works being described in Annex 1(iv);

“Carve-Out Principles” means the practices and principles set forth in Annex 1(v) and used by Seller to prepare the Accounts so as to give a true and fair picture of the Business as if it were a stand-alone operation;

“Claim Notice” is defined in Article 9.4.1;

“Closing” means the transfer to Buyer by Seller of the ownership of the Transfer Shares;

“Closing Date” is defined in Article 6.1;

“Closing Date Balance Sheet” is defined in Article 3.3.1;

“Closing Liabilities” means with respect to the Company as at the Closing Date the sum of (A) all liabilities other than (i) Excluded Provisions, (ii) items falling within the definition of Closing Working Capital, (iii) items forming part of shareholders equity (e.g. capital, reserves, current and retained earnings) and (iv) fixed assets suppliers payables and (B) all items of financial debt. For the avoidance of doubt, Closing Liabilities shall include, without limitation, the sum of all provisions other than the Excluded Provisions and in particular provisions for IDR liabilities médailles du travail or other pension or retirement liabilities and any provision related to products manufactured or sold in connection with the Business (such provisions being determined in accordance with Accounting Rules), the amount of all loans granted by Governmental Authorities, any amount related to outstanding finance leases and the profit sharing reserve. All such items shall be extracted from the Closing Date Balance Sheet. For the avoidance of doubt, an example of calculation of the Closing Liabilities is attached as Annex 1(vi)-Column (A);

“Closing Working Capital” means with respect to the Company as at Closing Date the sum of (A) the difference between the total current assets and the total current liabilities as commonly accepted by GAAP and (B) cash and cash equivalent, if any. Total current assets include raw materials, merchandises, work-in-progress and finished goods inventories, net receivables, prepayment and other current assets. Total current liabilities include trade payables, current social and tax liabilities, fixed assets payables net of advances on fixed assets supplier payables and all other current liabilities. For the avoidance of doubt, (i) Excluded Provisions, (ii) amounts to be paid by the Company to Seller under the Contribution Agreement as reimbursement for the amount of taxe professionnelle pertaining to the Business after Closing to be reimbursed by the Company to Seller in accordance with article 17.4 of the Contribution Agreement, and (iii) items falling within the definition of Closing Liabilities shall not be considered as current liabilities for the purpose of this definition. Such total current assets and current liabilities shall be extracted from the Closing Date Balance Sheet. For the avoidance of doubt, an example of calculation of the Closing Working Capital is attached as Annex 1(vi)-Column (B);

“Company Securities” means any rights or securities giving their holder a right to subscribe for, convert, exchange or otherwise acquire shares in the issued share capital of the Company or giving access to any such share(s) or portion of the share capital or the voting rights of the Company;

“Company” has the meaning ascribed to it in paragraph C of the recitals hereto;

“Contract(s)” is defined in Article 5.3.2(i)(a);

“Contributed Assets and Liabilities” is defined in Article 5.3.2(i);

“Contributed Intellectual Property” has the meaning ascribed to it in Article 5.3.2(i)(c);

“Contribution Agreement” has the meaning ascribed to it in Article 5.3.1;

“Contribution Date” has the meaning ascribed to it in paragraph C of the recitals hereto;

“Contribution in Kind” has the meaning ascribed to it in paragraph C of the recitals hereto;

“Control” has the meaning set forth in article L. 233-3 of the French Commercial Code;

“Encumbrance” means, in respect of any given asset, any encumbrance or security interest including but not limited to any charge, mortgage, pledge, security, lien, option right, right of first refusal;

“Entrustment Agreement” shall have the meaning ascribed to in paragraph D of the recitals hereto;

“Environmental Law” means Law relating to pollution, the protection of the environment, or the use, storage or disposal of hazardous substances, waste, contaminant, pollutant or toxic substance;

“Excluded Provisions” mean

(a)	any provision or debt recorded by the Company relating to any subsidy granted by any Governmental Authority (other than loans granted by Governmental Authorities), notwithstanding the fact that the relevant Governmental Authorities or third parties would not have given their consent to the transfer of such subsidy as at Closing Date;

(b)	any provision or debt recorded by the Company relating to costs in connection with the carving-out of the Business (including Carve-Out Costs);

(c)	any provision or debt recorded by the Company relating to environmental costs (including Specific Environmental Compliance Costs);

(d)	any provision or debt recorded by the Company relating to transfer costs linked to the removal from the Pontoise site of administrative and R&D business employees upon expiration of the Transition Services Agreement;

(e)	any provision or debt recorded by the Company relating to the transfer of activities between the Sainte-Florine and the Sablé manufacturing sites; and

(f)	any provision or debt recorded by the Company relating to a potential risk of requalification of temporary workers;

“Final Closing Liabilities” has the meaning ascribed to it in Article 3.3.5;

“Final Closing Working Capital” has the meaning ascribed to it in Article 3.3.5;

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions;

“Governmental Permits” means all permits and licenses, certificates of inspection, approvals or other authorizations necessary for the operation of the Business or the Premises as currently operated under applicable Law;

“Independent Expert” means (i) de Ricol, Lasteyrie & Associés or, in the event Ricol, Lasteyrie & Associés is unable to act for any reason, (ii) any other accounting firm of international reputation jointly appointed by Buyer and Seller, or failing Buyer and Seller to agree on the name of such other accounting firm within a fifteen-day period starting on the date on which Ricol, Lasteyrie & Associés has made known that it could not act as independent expert and (iii) any accountant appointed by the President of the Commercial Court of Paris acting en référé at the request of any of the Parties hereto;

“Intellectual Property Rights” means all industrial and intellectual property rights, including registered trade marks, service marks, patents, utility models, registered designs, applications for, and the right to apply for any such rights, inventions, trade and business names, copyrights, computer software, domain names and databases, which may subsist in any part of the world together with all renewals and extensions;

“Key Employees” means those persons whose names appear in Annex 1(vii);

“Law” means any applicable mandatory laws, regulations, statutes, rules or orders of any Governmental Authority;

“Losses” means any liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses including without limitation the reasonable fees and expenses of legal counsel;

“Material Contracts” means those of the Contracts listed in Annex 1(viii);

“Material Contracts Consents” means the written consent of each counter-party to the Material Contracts listed in Annex 1(viii) Part 2 to the transfer of such Material Contract from Seller to the Company and to the transfer of the Transfer Shares to Buyer;

“Notice of Objection” has the meaning ascribed to it in Article 3.3.2;

“Normative Working Capital” means EUR 42.6 million (forty two point six million Euros);

“Party” means Buyer or Seller (together, the “Parties”);

“Premises” shall mean the premises in which the Business is operated, as described in Annex 1(ix);

“Proposed Closing Liabilities” has the meaning ascribed to it in Article 3.3.1;

“Proposed Working Capital” has the meaning ascribed to it in Article 3.3.1;

“Proprietary Information” means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public (except for patents), including, but not limited to, works or authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, dies, molds, tools and tooling, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process;

“Purchase Price” has the meaning ascribed to it in Article 3.1;

“Purchase Price Adjustment” has the meaning ascribed to it in Article 3.3.6;

“Reference Liabilities” means the sum of the Accounts Date Liabilities plus an amount of EUR 3.8 million, i.e. a total amount of EUR 10 million (ten million Euros);

“Seller’s Response” has the meaning ascribed to it in Article 3.3.3;

“Specific Environmental Compliance Costs” means the expenses to be made in order to remedy certain non compliances of the Business, as currently operated, with Environmental Law, as identified by the Parties; such expenses, which represent an estimated maximum total amount of EUR 422,000, and the corresponding remediation works are listed in Annex 1(x);

“Shared Supply Agreements” has the meaning ascribed to it in Article 5.3.3(iii);

“Tax” means taxes, duties, levies, fees, assessments and governmental charges of any kind, whether payable directly or by withholding, including without limitation, income, franchise, property, sales, customs, value added, employment, gains, and social security taxes and charges (including in respect of pension and retirement contributions, family allowance contributions and all other contributions assessed on salaries), contributions to complementary or supplementary retirement plans, contributions to unemployment funds, CSG, CRDS, together with any interest, penalties or additions to tax with respect thereto;

“Transaction” means the sale and purchase of the Transfer Shares, as is contemplated in this Agreement;

“Transfer Shares” has the meaning ascribed to it in paragraph E of the recitals hereto.

1.2	Interpretation

In this Agreement (including in the recitals and Annexes thereto), unless the context otherwise requires or unless otherwise specified hereinafter:

(a)	references to Articles and Annexes are references to articles of, and annexes to, this Agreement;

(b)	a reference to any agreement shall include any amendment, modification and supplement thereto and waiver thereof which may become effective from time to time, unless otherwise indicated;

(c)	references to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any other entity incorporated or established as a separate legal entity and shall include any successor (by merger or otherwise) of such entity;

(d)	references to times of the day are to Paris time;

(e)	references to any document being in “agreed form” is to a document in the form signed or initialed by or on behalf of the Parties for identification;

(f)	when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day;

(g)	headings to Articles and Annexes are for convenience only and do not affect in any way the interpretation thereof;

(h)	the Annexes and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Annexes and any other attachments to this Agreement; and

(i)	any statement which refers to the knowledge, information, belief or awareness of Seller or any similar expression means the knowledge of the relevant matters which Seller has or should reasonably have after having made appropriate investigations.

2.	SALE AND PURCHASE OF THE TRANSFER SHARES

Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby undertakes to sell to Buyer at Closing and Buyer undertakes to purchase at Closing, all but not less than all of the Transfer Shares, free and clear of any Encumbrances, together with all rights then and thereafter attached thereto, including all dividends to be distributed in respect of the Transfer Shares after the Closing Date.

3.	PURCHASE PRICE

3.1	Price

The aggregate purchase price for all the Transfer Shares (the “Purchase Price”) shall be an amount equal to:

(i)	EUR 323,900,000 (three hundred and twenty three million nine hundred thousand Euros) (the “Base Purchase Price”); plus or minus

(ii)	the Purchase Price Adjustment, as determined in accordance with Article 3.3.

3.2	Payment

The Base Purchase Price shall be paid in full in immediately available funds on the Closing Date by Buyer to Seller in accordance with Article 6.3. The Purchase Price Adjustment shall be paid in accordance with Article 3.3.6.

3.3	Purchase Price Adjustment

3.3.1	Within thirty (30) days following the Closing Date, Seller shall prepare a Closing Date balance sheet (the “Closing Date Balance Sheet”) in accordance with the Accounting Rules and shall send to Buyer such Closing Date Balance Sheet together with a statement setting forth its estimate of the Closing Working Capital (the “Proposed Closing Working Capital”) and of the Closing Liabilities (the “Proposed Closing Liabilities”). Such statement shall be reasonably detailed.

3.3.2	Buyer shall have sixty (60) days to review the Proposed Working Capital and the Proposed Closing Liabilities. In the event that Buyer disagrees with the Proposed Closing Working Capital or the Proposed Closing Liabilities, Buyer shall send to Seller no later than on the last Business Day of such sixty-day period, a notice (the “Notice of Objection”) setting forth in reasonable details the modifications to be made to the Proposed Closing Working Capital and/or the Proposed Closing Liabilities.

3.3.3	Seller shall then have twenty (20) days starting on the date of receipt of the Notice of Objection to review and respond to the Notice of Objection (the “Seller’s Response”).

3.3.4	If Seller and Buyer are unable to resolve all of their disagreements within thirty (30) days following the receipt by Buyer of Seller’s Response, the items in dispute shall be submitted to the Independent Expert who shall determine in accordance with Article 1592 of the French Civil Code the corrections to be made to the Proposed Closing Working Capital and/or the Proposed Closing Liabilities. The Independent Expert shall only make corrections to the Proposed Closing Working Capital and/or the Proposed Closing Liabilities in respect of the items still in dispute and shall make such corrections in accordance with the Accounting Rules. The Independent Expert shall render its decision as to the items in dispute in writing and shall give reasonable details in support of its decision. The Parties undertake to make their best efforts to allow the Independent Expert to render its decision within sixty (60) days from the date on which the items in dispute are referred to it. In performing its duties, the Independent Expert shall comply with the principe du contradictoire. The Independent Expert’s decision shall be final and binding on Buyer and Seller. The fees and expenses of the Independent Expert shall be equally shared by the Parties.

3.3.5	The “Final Closing Working Capital” and the “Final Closing Liabilities” shall be (i) the Proposed Closing Working Capital and the Proposed Closing Liabilities if no Notice of Objection is sent to Seller during the sixty-day period referred to in Article 3.3.2 above, (ii) the Proposed Closing Working Capital and the Proposed Closing Liabilities as modified in accordance with the Notice of Objection if no Seller’s Response is sent to Buyer within the twenty-day period referred to in Article 3.3.3, or (iii) the Proposed Closing Working Capital and the Proposed Closing Liabilities as adjusted either by (x) agreement of Buyer and Seller within the thirty-day period referred to in Article 3.3.4 following Seller’s Response to the Notice of Objection or (y) the Independent Expert.

3.3.6	On the tenth (10th) Business Day following the date on which the Final Closing Working Capital and the Final Closing Liabilities have eventually been determined in accordance with the provisions of Article 3.3.5 above, a purchase price adjustment (the “Purchase Price Adjustment”), if any, shall be paid in immediately available funds to the account designated for that purpose by the payee to the payor as follows:

(i)	if the Final Closing Liabilities exceed the Reference Liabilities, Seller shall pay to Buyer an amount equal to the difference between the Final Closing Liabilities and the Reference Liabilities;

(ii)	if the Final Closing Liabilities are less than the Reference Liabilities, Buyer shall pay to Seller an amount equal to the difference between the Reference Liabilities and the Final Closing Liabilities;

(iii)	if the Final Closing Working Capital is less than 101% but not less than 99% of the Normative Working Capital, no amount shall be due by any party to the other in respect of any Closing Working Capital adjustment;

(iv)	if the Final Closing Working Capital is less than 99% of the Normative Working Capital, Seller shall pay to Buyer an amount equal to the difference between 99% of the Normative Working Capital and the Final Closing Working Capital; if the latter is below eighty two per cent (82%) of the Normative Working Capital, the said difference shall bear interest at a rate of 4% per year calculated pro rata temporis between the Closing Date and the date of payment of the Purchase Price Adjustment;

(v)	if the Final Closing Working Capital is more than 101% of the Normative Working Capital, Buyer shall pay to Seller an amount equal to the difference between the Final Closing Working Capital and 101% of the Normative Working Capital.

3.3.7	For the purpose of determination of the Proposed and Final Closing Working Capital and the Proposed and Final Closing Liabilities, Buyer shall see that the Company opens its books and records to Seller and its advisors and to the Independent Expert as applicable and provide information as may be reasonably requested for that determination. Similarly, Seller shall also open its books and records to Buyer and its advisors as well as to the Independent Expert as applicable and provide information as may be reasonably required for similar purposes, it being specified that Buyer shall not have access to accounting data pertaining exclusively to activities of the Seller other than the Business. The inventory takes (inventaires des stocks) in the Premises of Seller in Sainte-Florine and Sablé to be conducted in order to prepare the Closing Date Balance Sheet shall be completed in the presence of Buyer and its advisors.

4.	CONDITIONS PRECEDENT TO CLOSING

4.1	Conditions Precedent to the Obligations of both Seller and Buyer

The obligations of the Parties to sell and purchase the Transfer Shares and to take the other steps required to be taken by the Parties at Closing are subject to the obtaining of all anti-trust clearances on or prior to the Closing Date, and such anti-trust clearance shall be final.

4.2	Conditions Precedent to Buyer’s Obligations

The obligations of Buyer to complete the Transaction contemplated hereunder on the Closing Date is conditional upon the satisfaction or waiver of the following conditions (which Buyer shall be entitled to waive in its sole discretion):

(i)	each of the representations or warranties made by Seller hereunder shall be true and correct in all material respects at the Closing Date as though made on the Closing Date (except otherwise specifically provided for);

(ii)	the covenants of Seller to be performed or complied with on or prior to the Closing Date under Articles 5.2, 5.3.1, 5.3.2, 5.3.3(i) and 5.3.3(ii)(a) shall have been performed or complied with by Seller in all material respects on or prior to the Closing Date; and

(iii)	all Material Contracts Consents shall have been obtained.

4.3	Conditions Precedent to Seller’s Obligations

The obligations of Seller to complete the Transaction contemplated hereunder on the Closing Date is conditional upon the satisfaction or waiver of the following conditions (which Seller shall be entitled to waive in its sole discretion):

(i)	each of the representations or warranties made by Buyer hereunder shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except otherwise specifically provided for); and

(ii)	the covenants of Buyer to be performed or complied with on or prior to the Closing Date shall be performed or complied with by Buyer in all material respects on or prior to the Closing Date.

4.4	Time Limit - Conditions Precedent Not Satisfied

All the above conditions shall be satisfied at the latest on March 31, 2005. This Agreement shall automatically terminate on the earliest of (i) the fifth (5th) Business Day following the occurrence of any event that rendered any of the above conditions incapable of being satisfied (unless this condition precedent has been waived by the Party(/ies) entitled to waive it before this date) or (ii) March 31, 2005. The Parties may nonetheless decide to postpone such time limit in the event the condition precedent contemplated by Article 4.1 is not satisfied due to technical constraints.

If this Agreement is so terminated, no Party shall have any liability or further obligation to the other Party except for any liability arising from a breach of such Agreement and for any obligation under Articles 11, 12, 13 and 14.

5.	PRECOMPLETION COVENANTS

5.1	Conditions Precedent

Seller and Buyer shall co-operate and use their respective commercially reasonable endeavors in order to obtain satisfaction of the conditions referred to in Articles 4.1, 4.2 and 4.3 as soon as practicable after signature of this Agreement.

5.2	Ordinary Course of Business

Except as otherwise specified herein, after the date hereof and until Closing, Seller shall (and shall see that the Company) operate(s) and carry(ies) on the Business in the ordinary course of business, as a bon père de famille, with due diligence as to preserve the value of the business, its reputation and its relations with third parties, Governmental Authorities and any other parties with which it has business relationships, and shall not incur any liabilities other than those arising from the normal course of business, consistent with past practices without change of policy or procedure and without material interruption in nature, scope or manner, or as set forth in this Agreement.

In particular, Seller shall:

(i)	cause the Company not to declare or pay any dividends whether in cash, securities or other property;

(ii)	cause the Company not to issue or sell any capital stock, bond or other securities, except as a result of the Contribution Agreement;

(iii)	cause the Company not to change or amend its by-laws except as a consequence of the Contribution Agreement;

(iv)	not, except as contemplated in Annex 5.2(iv), sell, transfer, lease or otherwise dispose of any property or assets forming part of the Business where the value of such assets or property as reported in the Accounts exceed EUR 50,000 per item (or EUR 100,000 in the aggregate), other than in the ordinary course of business consistent with past practice;

(v)	not fail to manage the working capital of the Business in the ordinary course of business consistent with past practice;

(vi)	not postpone or delay any of the investment which is planned in the investment program attached as Annex 5.2(vi);

(vii)	not fail to use commercially reasonable efforts to maintain the property and assets forming the Business substantially in their current state of repair;

(viii)	not implement general wage increases or other increase in benefits except as required by law or collective agreements;

(ix)	not issue guarantees or letters of comfort, and generally, incur indebtedness with respect to the Business other than in the ordinary course of business;

(x)	cause the Company not to do any of the items listed in paragraphs (iv) to (ix) above.

Prior to the Contribution Date, Seller shall not take, in respect of the Business, any actions that would be inconsistent with the foregoing.

5.3	Contribution in Kind of the Business

5.3.1	Contribution Agreement – Completion of the Contribution in Kind

On or before the Closing Date, Seller shall contribute the Business to the Company, as a contribution in kind of an on-going concern without joint liability between Seller and the Company (apport partiel d’actif placé sous le régime des scissions sans solidarité – the “Contribution in Kind”). For that purpose, Seller and the Company shall as soon as practicable enter into the contribution agreement substantially in the form attached as Annex 5.3.1 (the “Contribution Agreement”).

The Contribution in Kind shall be deemed completed when the last of the decisions of the sole shareholders of Seller and the Company approving the Contribution in Kind shall have been made.

5.3.2	Contributed and Excluded Assets and Liabilities

(i)	Contributed Assets and Liabilities

Except as set forth in Article 5.3.2(ii), Seller undertakes to contribute to the Company pursuant to the Contribution Agreement all of the tangible and intangible assets necessary to operate the Business as it is currently operated and certain of the liabilities directly related to the Business (the “Contributed Assets and Liabilities”), as follows:

(a)	subject to the provisions of Article 5.3.3, the benefits of all the contracts pertaining to the Business, a non exhaustive list of which as at the date hereof is given in Annex 5.3.2(i)(a), including those entered into in the ordinary course of business between the date hereof and the Closing Date and excluding those terminated in the ordinary course of business between the date hereof and the Closing Date (the “Contracts” and individually a “Contract”);

(b)	all equipment, fixtures and supplies pertaining to the Business, a non exhaustive list of which as at September 30, 2004 is attached as Annex 5.3.2(i)(b), including the equipment, fixture and supplies acquired since September 30, 2004 in the ordinary course of business or in accordance with the investment program set forth in Annex 5.2(vi) and excluding any equipment, fixture and supplies sold in the ordinary course of business between September 30, 2004 and the Closing Date;

(c)	all intellectual property pertaining to the Business, including but not limited to those listed in Annex 5.3.2(i)(c) (the “Contributed Intellectual Property”);

(d)	all Governmental Permits, which are assignable or transferable to the Company, pertaining to the Business, including but not limited to those identified in Annex 5.3.2(i)(d)(i);

Annex 5.3.2(i)(d)(ii) contains a list of all Governmental Permits required by Law to operate the Business, which are not assignable or transferable to the Company, and as such not included in the Contributed Assets and Liabilities;

(e)	the receivables and other current assets relating to the Business;

(f)	the payables relating to the Business;

(g)	the inventory relating to the Business as well as the inventory of Seller related to its interior electronic manufacturing activities currently operated in Seller’s Premises in Sainte-Florine and in Sablé;

(h)	the Premises owned by Seller identified in Annex 5.3.2(i)(h);

(i)	the software, software licenses (if legally assignable) and hardware used to conduct the Business as identified in Annex 5.3.2(i)(i);

(j)	the liabilities which are identified in Annex 5.3.2(i)(j), it being understood that the amount and creditors (but not the nature) of such liabilities may be revised as a result of events occurring in the ordinary course of business between the date hereof and the Closing Date;

(k)	claims and potential claims by clients or other third parties in connection with products of the Business;

(l)	any “Johnson Controls” marked sales and marketing or packaging materials, other similar Johnson Controls identified sales and marketing or packaging materials and marketing studies, but only to the extent that such sales and marketing or packaging materials are necessary for the Company to continue its operation without disruption during a six- (6-)month period following the Closing Date (it being understood that such restriction would not apply to the use of machinery and tooling being engraved with any “Johnson Controls”).

The employment contracts concerning the Business Employees (excluding those of such employment contracts terminated in the ordinary course of business between the date hereof and the Closing Date and including those of such employment contracts concluded in the ordinary course of business between the date hereof and the Closing Date in accordance with the recruiting program attached as Annex 5.3.2(i)(k) shall be transferred to the Company in accordance with Article L.122-12 of the French Labor Code or otherwise, provided that protected employees (salariés protégés) shall not be transferred to the Company unless and until the relevant French labor authorities (Inspection du Travail) have approved such transfer.

No title, right or license of any kind shall be granted to the Company pursuant to the Contribution in Kind with respect to Seller’s or any of its Affiliates’ Proprietary Information other than (a) the Contributed Intellectual Property or (b) as contemplated by the Patent Co-Ownership Agreement referred to in Article 6.4(a).

(ii)	Excluded Assets and Liabilities

The Contributed Assets and Liabilities shall not include any of the following:

(a)	any Intellectual Property or Proprietary Information listed in Annex 5.3.2(ii)(a);

(b)	any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for any Tax, together with any interest due thereon or penalty rebate arising therefrom, for any periods prior to the Contribution Date as regard VAT and income taxes;

(c)	[intentionally omitted];

(d)	any “Sagem” marked sales and marketing or packaging materials, other similar Sagem identified sales and marketing or packaging materials and any marketing or packaging materials and any marketing studies except in relation to the Business, it being understood that such restriction would not apply to the use of machinery and tooling being engraved with any “Sagem” mark;

(e)	any Contract listed in Annex 5.3.2(ii)(e);

(f)	the participation held by Seller in Autronic, a company duly organized under the laws of Tunisia;

(g)	liabilities other than those mentioned in Article 5.3.2(i)(j) and Article 5.3.2(i)(k) and financial debts of Seller;

(h)	the equipment, fixture, supplies and inventories as listed or described in Annex 5.3.2(ii)(h).

5.3.3	Contracts

(i)	Contracts containing no change of control clauses

As soon as possible after the date hereof, Seller and the Company shall jointly notify by registered letter with acknowledgement of receipt, in the form set forth in Annex 5.3.3(i), the contemplated transfer of each Contract listed in Annex 5.3.2(i)(a) Part 1 to the counter-party of such Contract, in order to inform such counter-party of the transfer of such Contract to the Company and of the contemplated sale of the Transfer Shares to Buyer.

(ii)	Contracts containing change of control clauses

(a)	As soon as possible after the date hereof, Seller and the Company shall jointly notify by registered letter with acknowledgement of receipt, in the form set forth in Annex 5.3.3(ii)(a), the contemplated transfer of each Contract listed in Annex 5.3.2(i)(a) Part 2 to the counter-party of such Contract, in order to request the consent of such counter-party to the Transaction.

For the avoidance of doubt, Buyer and Seller agree that the absence of consent of a counter-party (other than the Material Contracts Consents) to the Transaction shall not prevent Closing to occur.

(b)	Should a counter-party expressly refuse to give its consent to the transfer of a Contract entered into between Seller and such counter-party (other than the Material Contracts Consents), Seller shall keep responsibility for the concerned Contract, which shall not be contributed to the Company.

Buyer and Seller agree that in that case, to the extent not prohibited by the concerned Contract or by other contractual undertakings of Seller, Seller shall subcontract from the Closing Date to the Company the supplying of all equipment required for the performance of the concerned Contract, on same terms and conditions.

(c)	The Parties and the Company will in addition continue to try to obtain the consent of the concerned counter-party to transfer to the Company of the non assigned Contract.

(d)	More generally, should Seller or its Affiliates need to subcontract to the Company any other supplies or services, the Parties shall cooperate in good faith to reach an agreement on the terms and conditions of the supplies or services to be so subcontracted.

(iii)	Shared Supply Agreements

Agreements entered into by Seller with its suppliers and relating to both the Business and other activities of Seller, a non exhaustive list of which is attached as Annex 5.3.3(iii) (the “Shared Supply Agreements”) shall not be contributed to the Company and shall be dealt with in accordance with the terms of this Article 5.3.3(iii).

(a)	As soon as possible after the date hereof, the Parties shall commit their best endeavors so that each of Seller and the Company shall continue to benefit after Closing from the same contractual terms and the same volume effects as currently awarded to Seller under the Shared Supply Agreements.

For that purpose, Seller and Buyer shall in particular jointly approach each of the suppliers concerned by the Shared Supply Agreements in order to request from such suppliers their consent to extend to the Company the same terms and conditions as those currently benefiting to Seller.

(b)	If the counter-party to any Shared Supply Agreement does not consent to extend to the Company the same terms and conditions as those currently benefiting to Seller, Seller shall retain the concerned Shared Supply Agreement and, if requested by Buyer, supply the Company under the same terms and conditions as those prevailing between Seller and the counter-party under the concerned Shared Supply Agreement. Seller shall be entitled to review the terms and conditions currently applicable under the Shared Supply Agreements retained by Seller after August 31, 2005 and from time to time after such date in order to reflect changes in the supply conditions negotiated in the ordinary course of business with the counter-parties concerned.

It is specified that Seller shall have no liability in case of default or delay of the counter-party and Buyer shall not be entitled to any warranty from Seller (and shall cause the Company to waive any warranty from Seller) pertaining to products supplied by Seller to the Company in accordance with this Article 5.3.3(iii)(b).

(c)	The Parties and the Company will in addition continue to try to obtain the consent of the concerned counter-party in order to extend to the Company the terms and conditions of the retained Shared Supply Agreements.

(iv)	Material Contracts

As soon as possible after the date hereof, Seller undertakes to organize, in cooperation with Buyer, joint visits of the Parties to each of the customers listed in Annex 1(viii) Part 1 in order to explain the Transaction to such customers and suppliers and to encourage the obtaining of the consent of such customers and suppliers.

(v)	Best efforts obligation

From the date hereof, Seller shall use its best efforts to obtain the transfer of the Contracts to the Company, it being specified that this obligation shall not be construed as an obligation for Seller or its Affiliates to accept commercial concessions requested by counter-parties as a condition of their consent and which would otherwise not have been granted.

6.	CLOSING

6.1	Closing Date and Place

Closing shall take place in Paris on a date (the “Closing Date”) which shall be on the fifteenth (15th) Business Day after the conditions precedent referred to in Articles 4.1, 4.2 and 4.3 shall have all been satisfied or waived, or at any other earlier date agreed by the Parties.

All actions provided for in Articles 6.2 to 6.4 to be taken at Closing shall be deemed to occur at the same time and shall be legally completed only if all of them have been duly performed.

6.2	Seller’s Obligations with a view to Closing

On the Closing Date, Seller shall deliver, or procure delivery, to Buyer or its representatives of the following:

(a)	a share transfer order (ordre de mouvement) in respect of the Transfer Shares, duly executed in favor of Buyer as well as the updated share register and shareholders minute book of the Company;

(b)	the written resignation, effective upon Closing, of the Président of the Company;

(c)	executed copies of the minutes of the decision of the sole shareholder of the Company appointing as President of the Company a person designated by Buyer at least three (3) Business Days prior to Closing, such appointment becoming effective only upon occurrence of the Closing;

(d)	a copy of the report of the commissaires à la scission relating to the Contribution in Kind and evidence of the filing of such report, five (5) original copies of the executed Contribution Agreement, three (3) original copies of the decision of the sole shareholder of Seller having approved the Contribution in Kind and three (3) original copies of the decision of the sole shareholder of the Company having approved the Contribution in Kind.

6.3	Buyer’s obligations at Closing

On the Closing Date, Buyer shall deliver to Seller appropriate documentation showing that the Base Purchase Price has been paid to the bank account of Seller, the details of which are given in Annex 6.3.

6.4	Other actions at Closing

At Closing:

(a)	the Company and Seller shall enter into a French translation of the Patent Co-Ownership Agreement substantially in the form attached as Annex 6.4(a);

(b)	the Company and Seller shall execute a Transition Services Agreement substantially in the form attached as Annex 6.4(b);

(c)	the Company and Seller (as supplier) shall execute the Entrustment Agreement referred in paragraph D of the recitals hereto substantially in the form attached as Annex 6.4(c);

(d)	the Company and Seller shall execute a free Loan for Use Agreement relating to the production lines used by the Company for the performance of the Entrustment Agreement substantially in the form attached as Annex 6.4(d);

(e)	the Company (as supplier) and Seller shall execute an entrustment agreement, the term-sheet of which is attached as Annex 6.4(e).

7.	REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer, on the date hereof and on the Closing Date (except specifically otherwise provided for) that:

7.1	Capacity of Seller

Seller is duly organized and validly existing and in good standing under the laws of France.

Seller has the requisite power and authority to enter into and to perform this Agreement and the other documents to be executed by it in accordance with this Agreement.

This Agreement and all other documents to be executed in accordance with it to which it is a party constitute, or will when executed constitute, binding obligations of Seller in accordance with their terms.

7.2	No Conflict or Effect

The execution and the performance by Seller of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of its by-laws, or (ii) any contract to which Seller is a party, the effect of which would impair the ability of Seller to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement, or (iii) any order, writ, injunction, decree, judgment or decision of any legal body to which Seller is subject or by which Seller or any of its properties and assets are bound, the effect of which would (i) materially impair the ability of Seller to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement or (ii) would result in the creation of any Encumbrance upon the Transfer Shares or any of the Contributed Assets.

7.3	Ownership of the Transfer Shares

Seller shall be the lawful owner of the Transfer Shares at Closing, free and clear of any Encumbrances. Seller shall have valid and marketable title to the Transfer Shares, and full legal right, authority and power to sell, transfer and convey the

Transfer Shares to Buyer in accordance with the terms of this Agreement. At Closing, Buyer shall have full title to the Transfer shares free and clear of any Encumbrances.

7.4	Due Incorporation – Contribution Agreement

At Closing, the Company will be a French société par actions simplifiée unipersonnelle and will be duly organized and validly existing, and no resolution will have been passed nor any action taken for its dissolution.

The by-laws of the Company are attached as Annex 7.4.

7.5	Share Capital

At Closing, all the issued share capital of the Company will be validly issued and fully paid up. None of the issued and outstanding shares will have been issued in violation of any pre-emptive rights or other third party’s rights existing under the Company’s by-laws or any agreement to which the Company or Seller is or will be a party. All shares will be ordinary shares, all of the same class, bearing the same rights and obligations as provided in the by-laws of the Company.

The Transfer Shares shall represent all the shares issued and outstanding of the Company. The Company will not have issued or granted any Company Securities other than the Transfer Shares.

The shares of the Company will not be admitted to trading on any regulated securities exchange.

7.6	No Subsidiary

At Closing, the Company will not hold and will not have agreed to acquire by merger, consolidation, purchase or otherwise any interest in any shares of any company or other kind of partnership or corporate body.

7.7	Assets

Except as disclosed in Annex 7.7(a), as a result of the Contribution in Kind, the Company will own all the assets free and clear of all Encumbrances, necessary to operate the Business as it is currently operated or will have a right to use such assets under the lease agreements set forth in Annex 7.7(b).

All the assets referred above are in good operating condition, subject to normal wear and tear.

Subject to bad debt provisions recorded in the Closing Date Balance Sheet, none of the accounts receivable owed to the Company on the Closing Date is the subject of a claim notified to the Company nor of a right of offset.

7.8	Compliance with Law

Except as disclosed in Annex 7.8, to Seller’s knowledge, Seller operates the Business in all material respects in conformity with Law.

Neither Seller or the Company has received a notice alleging that the operation of the Business is in material violation of any Law to which it is subject.

7.9	Litigation

Except as disclosed in Annex 7.9, and as regards the Business, neither Seller or the Company is engaged in any civil, criminal, administrative, arbitration, regulatory or other proceedings, claims, investigations, inquiries, actions (including disciplinary) or prosecutions in any jurisdiction for which the liability of Seller shall exceed EUR 50,000, and to Seller’s knowledge, none of the foregoing is pending or threatened by or against Seller in connection with the operation or the ownership of the Business.

No judicial or arbitral decision and no decision from a Governmental Authority has been rendered which may significantly affect the condition or prospects of the Business.

7.10	Insolvency and dissolution

Neither Seller nor the Company is unable to pay its debts as and when they fall due (en cessation des paiements) and is not subject to any proceedings with a view to the prevention or resolution of business difficulties (prévention et règlement amiable des difficultés des entreprises) or to a judgment of, or requested for, dissolution, liquidation, bankruptcy or receivership.

7.11	Matters Pertaining to Seller and its Affiliates

Except as disclosed in Annex 7.11, and subject to the provisions of Article 6.4, neither Seller nor any of its Affiliates will be a party, at Closing, to any agreement for the provision of goods, services, or other facilities to or by the Company, and no intercompany loans owed (i) by the Company to Seller or its Affiliates or (ii) by Seller or its Affiliates to the Company will be outstanding.

7.12	Accounts – Off-balance sheet undertakings

The Accounts give a true and fair view in accordance with the Accounting Rules of the assets, liabilities, state of affairs of the Business as at the Accounts Date and of the results of its operations for the period running from October 1, 2003 through the Accounts Date.

The Accounts have been prepared in accordance with the Accounting Rules applied on a consistent basis by Seller and in accordance with the Carve-Out Principles.

The Carve-Out Principles have been determined by Seller and are such as they give a reasonably true and fair view of the EBITA of the Business for the financial year closed on the Accounts Date as if it were a stand alone operation.

Except as disclosed in Annex 7.12, the Company will not have any off-balance sheet undertakings (engagements hors bilan) and will not have issued any warranties at Closing.

7.13	Position since Accounts Date

Since the Accounts Date:

(a)	the Business has been conducted in the ordinary course so as to maintain it as a going concern;

(b)	there has been no disposal or acquisition by Seller of any asset within the scope of the Business except in the ordinary course of business or planned in the investment program attached as Annex 5.2(vi);

(c)	Seller has not incurred, assumed or guaranteed any loans, borrowings, indebtedness or other form of funding or credits or assistance or guarantees or contingent liabilities, within the scope of the Business except in the ordinary course of business.

7.14	Contracts

Except as disclosed in Annex 7.14(i), the Company is not a party to any contract, arrangement or obligation which will remain in effect after Closing and:

(a)	which would be entered outside the ordinary course of the business and/or not on arm’s length term, or

(b)	under which all or part of the Business would be leased to and/or under the management of any person, or

(c)	which would restrict the freedom of the Company to carry any business which it may see fit, or

(d)	would provide for representations and warranties in connection with the sale of assets or equity interests by the Company.

Except as disclosed in Annex 7.14(ii), Seller and the Company will not have defaulted in any material respects under any Contract which is of material importance to the conduct of the Business as it is presently conducted.

All the Contracts are valid and legally enforceable in accordance with their terms on the date hereof. On the date hereof, neither Seller nor the Company has received any indication that a party to any Contract intends to terminate or materially amend any such Contract and to Seller’s knowledge there is no reason to suspect that any such party intends to proceed with any such termination or amendment in the future (whether as a result of the completion or the Transaction or otherwise).

7.15	Intellectual Property Rights

No claim for infringement of any Intellectual Property Right of any third party has been notified to Seller or the Company in connection with the operation of the Business and, to Seller’s knowledge, the operation of the Business and the corresponding sales of products do not infringe any such Intellectual Property Rights.

Subject to the Patent Co-ownership Agreement and to software licenses which are accessible to the Company at no additional significant cost, at Closing the Company will have full and beneficial ownership of all the Intellectual Property Rights (i) currently owned by Seller or any of its Affiliates and (ii) necessary for the continuation of the Business as it is presently carried on including but not limited to that pertaining to the “camless technology”. Except as disclosed in Annex 7.15, subject to software licenses which are accessible to the Company at no additional significant cost, all Intellectual Property Rights (i) necessary for the continuation of the Business as it is presently carried on and (ii) which does not belong to Seller or any of its Affiliates shall, on or prior to the Closing Date, have been licensed to the Company at terms and conditions which are not more onerous than those currently benefiting to Seller. Counter-parties to licenses containing change of control provisions shall have validly waived (whether expressly or tacitly) their rights to terminate such licenses as a result of Buyer acquiring the Transfer Shares.

7.16	Information Systems

Subject to services to be provided under the Transition Services Agreement and as disclosed in Annex 7.16, to Seller’s knowledge, at Closing, the Company will be the legal and beneficial owner of, and will be entitled to freely use and dispose of, or will have a valid right to use, all the information systems which are required for the continuation of the Business as currently conducted.

7.17	Insurance

To Seller’s knowledge, all insurance policies now in force for the benefit of the Business are currently in full force and effect, and all premiums due and payable have been duly and punctually paid.

Seller currently maintains (and will maintain until Closing) in full force and effect all insurance policies which it is required to maintain under a contractual or legal obligation or which, to Seller’s knowledge, are necessary to cover the risks normally insured against by a person operating the Business, in the country of operations of the Business, it being specified that the insurance coverage provided by such policies of insurance will terminate or lapse by reason of the Transaction.

7.18	Tax

Seller has properly and timely filed, or caused to be filed with all appropriate Governmental Authorities, all Tax returns, reports and declarations required by applicable Law to have been filed as regards the operation of the Business. All such Tax returns as regards the Business are fair, complete and correct in all material respects.

All Taxes due in respect of the ownership or operation of the Business for all periods up to the Closing Date have been paid in full or shall be sufficiently provisioned in the Closing Date Balance Sheet.

The Company is not a member of any Tax group and will not incur any Tax as a result of it leaving a Tax group.

7.19	Real Property

Except as disclosed in Annex 7.19, at Closing, all real property which is necessary in the carrying out of the Business as it is presently conducted will be owned or leased by the Company under a lease agreement or other arrangement which will provide for the right for the Company to use such real property in the manner it is being used.

Except as disclosed in Annex 7.19, each lease or other arrangement with respect to the use or occupation of a real property by the Company will be in full force and effect at Closing and Seller (or the Company since the Contribution Date) has complied with its obligations under the relevant agreement(s) in all material respects.

7.20	Business Employees

7.20.1	Key Employees

Annex 7.20.1(i) contains, in respect of each of the Key Employees the following information:

(a)	name,

(b)	current salary (including all benefits),

(c)	length of service,

(d)	length of any notice of termination of employment;

(e)	severance payment(s); and

(f)	other terms providing for benefits in excess of the applicable collective bargaining agreements

Except as disclosed in Annex 7.20.1(ii), no material change has been made in the rate of remuneration or the benefits (including pension benefits) or in the other terms of engagement of any Key Employee since the Accounts Date.

Except as disclosed in Annex 7.20.1(iii), no Key Employee has been given notice of termination of his employment and nor has any Key Employee given notice to terminate his employment.

7.20.2	Other Business Employees

Except as disclosed in Annex 7.20.2, the terms and conditions of employment of all Business Employees other than the Key Employees (i) do not provide for benefits in excess of the regional or national collective bargaining agreements applicable to the industry to which the Business belongs and (ii) are in line with the standard terms and conditions applied in France by other employers engaged in a similar activity as the Business. All amounts due to the Business Employees for all periods prior to the Closing Date have been paid or shall be sufficiently provisioned in the Closing Date Balance Sheet.

7.20.3	Labor Disputes

Except as disclosed in Annex 7.20.3, there is not and during the past three (3) years there has not been any collective labor dispute affecting the Business and, to Seller’s knowledge, there are no facts or circumstances which might give rise to any such collective labor dispute.

7.20.4	Employee Benefit Plans

Except as disclosed in Annex 7.20.4, Seller does not provide, and has not undertaken to provide, any material profit sharing, deferred compensation, severance pay, health care, social, welfare, pension or retirement benefits or, more generally, material rights of advantage to any Business Employees, including termination, indemnity or prior notice rights, except for those required by Law or any regional or national collective bargaining agreement the application of which is mandatory.

7.21	Environment

Except as disclosed in Annex 7.8, Seller has obtained all relevant authorizations and has made all required declarations pursuant to all applicable Environmental Law within the context of the Business, and Seller has received no claim and no investigation is being conducted by any Governmental Authority or any third party concerning failure to comply with any Environmental Law within the context of the Business. As regards the Business, Seller has not released into the air, water or ground, any substance which may present any danger to public health and safety or the protection of environment and which might give right to a claim by any public authority or any third party.

The Premises are not contaminated by any hazardous substances and have always been operated by Seller in compliance with health and safety regulations.

The Premises are asbestos free as well as the products manufactured by the Business.

To the Seller’s best knowledge, no action has been undertaken by any administrative or social security authority aiming at classifying any of the Premises as a site amiante.

7.22	Conformity of Products with Law

The products sold with respect to the Business are in compliance with all applicable safety, quality control and labeling material requirements and are free from any material defect.

Except as disclosed in Annex 7.22, there has not been any general product recall, rework, or post-sale warning by or to Seller, with respect to the period preceding Closing, concerning any product which was manufactured and/or sold within the context of the Business and there are no decisions and/or judgments against Seller or the Company which within the context of the Business were based in whole or in part upon a product defect.

7.23	No Other Representations and Warranties

Except as expressly set forth in this Article 7, Seller does not make any other representation or warranty of any kind, express or implied by law or otherwise.

7.24	Update of Annexes

Seller may from time to time prior to three (3) Business Days before the Closing Date, by notice in accordance with this Agreement, supplement or amend Annex 7.7(a) to Annex 7.22 to reflect any new information arising from facts or events occurring after the date hereof, including one or more supplements or amendments to correct any matter that would otherwise constitute a breach of any representation, warranty or covenant contained herein, it being understood, however, that Seller shall, in accordance with Article 9 and notwithstanding such disclosure supplement or amendment, indemnify Buyer for any Loss which it may suffer by reason of the matters which are the object of the additional disclosure.

8.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the Date hereof and on the Closing Date that:

8.1	Capacity of Buyer

Buyer is duly organized and validly existing and in good standing under the laws of France and has the requisite power and authority, to enter into and to perform this Agreement and the other agreements and documents to be executed in accordance with it.

This Agreement and all other documents to be executed in accordance with it to which Buyer is a party constitute, or will when executed constitute, binding obligations of Buyer in accordance with their terms.

8.2	No Conflict

The execution and the performance by Buyer of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of its by-laws, or (ii) any contract of Buyer, the effect of which would impair the ability of Buyer to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement, or (iii) any order, writ, injunction, decree, judgment or any legal body to which Buyer is a party or by which Buyer or any of its properties and assets are bound, the effect of which would materially impair the ability of Buyer to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement.

8.3	Insolvency and dissolution

Buyer is not unable to meet its debts as they fall due (en cessation des paiements) and is not subject to any bankruptcy or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties (prévention et règlement amiable des difficultés des entreprises). Buyer is not subject to a judgment of, or requested for, dissolution, liquidation, bankruptcy or receivership. Buyer has the financial resources to effect the Transaction.

8.4	Funding of the Transaction

Buyer will at Closing have sufficient immediately available funds in cash or cash equivalents to pay the Purchase Price or any other amounts due under this Agreement.

9.	CLAIMS FOR LOSSES BY BUYER

9.1	Liability of Seller

From and after Closing, subject to and in accordance with the provisions of this Agreement, Seller agrees to indemnify and hold Buyer and the Company harmless from and against any and all Losses incurred by Buyer or the Company arising out of, based upon, attributable to or resulting from:

(i)	any inaccuracy or breach of any representation or warranty on the part of Seller contained herein; and

(ii)	any breach of any covenant or agreement on the part of Seller contained therein.

9.2	Exclusions and Limitations of Seller’ Liability

Notwithstanding any other provisions of this Agreement, Seller shall not be liable under this Agreement:

9.2.1	Time Limits

in respect of any claim unless (A) in the case of a claim resulting from a breach of the representations and warranties contained in Article 7.1 through 7.6 (inclusive), a Claim Notice (as defined in Article 9.4.1) is given by Buyer to Seller within a period of ten (10) years after Closing; (B) in the case of a claim resulting from a breach of the representations and warranties contained in Article 7.18 (Tax), Article 7.21 (Environment) or Article 7.22 (Conformity of Products with Law), a Claim Notice (as defined in Article 9.4.1) is given by Buyer to Seller within a period of four (4) years after Closing; and (C) in all other cases, a Claim Notice (as defined in Article 9.4.1) is given by Buyer to Seller within eighteen (18) months after Closing;

9.2.2	Minimum Claims

in respect of any claim made under Article 9.1 arising from any single circumstance if the aggregate amount for which Seller would be liable under this Agreement in respect of such claim does not exceed a threshold of EUR 125,000 (one hundred and twenty five thousand Euros), it being understood that (i) if such amount is exceeded in respect of an individual claim, subject as otherwise provided in this Agreement, the full amount of such liability in respect of that claim shall be recoverable from Seller (without prejudice to the other provisions of this Agreement and in particular to the provisions of Article 9.2.3) and (ii) that any series of claims having the same cause shall be regarded for the purpose of this Article 9.2.2 as a single claim;

9.2.3	Deductible (franchise)

unless the cumulative and aggregate amount for which Seller is liable under Article 9.1(i) (the “Amount of Claims”) exceeds a deductible (franchise) equal to EUR 6,500,000 (six point five million Euros), it being understood that if such deductible is exceeded, Seller shall only be liable for the amounts in excess of such deductible;

9.2.4	Maximum Claims

in respect of all claims made under this Agreement which would exceed in aggregate, 30% (thirty per cent) of the Purchase Price;

9.2.5	Contingent Liabilities

in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability;

9.2.6	Provisions in the Closing Date Balance Sheet

in respect of any claim if and to the extent that specific provision or reserve is made for the matter giving rise to the claim in the Closing Date Balance Sheet;

as a matter of example, claims made in connection with Losses resulting from a breach of the representations and warranties contained in Article 7.22 (Conformity of Products with Law) shall only be accounted for in the Amount of Claims (as defined in Article 9.2.3) when the sum of all such claims shall exceed the amount of the provisions related to products manufactured or sold in connection with the Business taken into account in the Purchase Price Adjustment (and only above such amount of provisions);

9.2.7	Disclosures

in respect of any claim when the matter giving rise to such claim was expressly disclosed to Buyer in the Accounts, this Agreement or the Annexes (notwithstanding the fact that the numbering of the Annex in which such matter was disclosed did not correspond to the Article containing the representations and warranties that were breached);

9.2.8	Changes in legislation, etc.

in respect of any Loss if such Loss is a consequence of:

(a)	changes in legislation: the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or established administrative practice of any government, governmental department, agency or regulatory body;

(b)	accounting changes: any change in accounting policies, bases or practice of Buyer or any of its Affiliates, introduced or having effect after Closing;

9.2.9	Insurance

in respect of any claim to the extent that any Losses arising from the matter giving rise to such claim are actually covered by insurance proceeds received on account of such Losses by the Company;

9.2.10	Net Benefit

in respect of any claim for any Losses suffered by Buyer to the extent of any corresponding net benefit to Buyer or arising therefrom;

9.2.11	Purchase Price Adjustment

in respect of any claim to the extent that the matter giving rise to such claim has already been taken into account in the calculation of the Purchase Price Adjustment;

9.2.12	Environmental matters

in respect of any claim resulting from a breach of the representations and warranties contained in Article 7.21 (Environment), provided that:

(a)	such breach has already been identified during the due diligence investigations conducted prior to the date hereof by Buyer and its advisors in the Premises, these due diligence investigations and the outcome thereof being described in the “Phase I” and “Phase II” reports issued by the Buyer’s advisors further to such investigations, which are attached as Annex 9.2.12 to this Agreement; and/or

(b)	such breach relates to former activities of Valeo or of its current or former Affiliates or to the employment of Business Employees by Valeo or its current or former Affiliates in the past; and/or

(c)	such breach is a consequence of Buyer’s decision to phase down industrial activities at one of the Premises more than three (3) years after the Closing Date.

9.2.13	Identified breaches

Buyer has not identified on the date hereof any breach of the representations and warranties of Seller likely to give rise to a claim under this Agreement.

9.2.14	Exceptions

Notwithstanding any of the foregoing, the provisions of Articles 9.2.2 (Minimum claims), 9.2.3 (Deductible) and 9.2.4 (Maximum claims) shall not apply to claims resulting from a breach of Seller’s covenants or a breach of the representations and warranties set forth in Articles 7.1 through 7.6 (inclusive), for which the aggregate cap shall be an amount equal to the Purchase Price; provided however that the provisions of Article 9.2.2 (Minimum claims) shall apply to a breach of Seller’s covenants set forth in Article 5. Furthermore, the provisions of Articles 9.2.2 (Minimum claims), 9.2.3 (Deductible) and 9.2.4 (Maximum claims) shall not be applicable in case of wilful misconduct (dol).

9.3	Mitigation of Losses

Buyer shall act in good faith to mitigate any Loss incurred by it and shall in particular take any appropriate and reasonable steps in the ordinary course of business to perform its obligations and enforce its rights against third parties.

9.4	Conduct of claims

9.4.1	Notifications

If Buyer becomes aware of any matter that may give rise to a claim against Seller under this Agreement, notice of that fact shall be given to Seller within thirty (30) Business Days or, in case of urgency, as soon as reasonably practical after Buyer has become aware of such matter. Such notice (excluding its exhibits) shall be in the English language or in French with an English translation.

Any claim for Losses under Article 9.1 shall be asserted by giving to Seller written notice of the claim in question, specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (setting forth, in reasonable detail, the claimant’s calculation of the loss thereby alleged to have been suffered by it) (a “Claim Notice”).

9.4.2	Investigation by Seller

Without prejudice to the validity of the claim or alleged claim in question, Buyer shall allow, and shall procure that the Company allows, Seller and its accountants and professional advisors to investigate at Seller’s costs the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and for such purpose Buyer shall give, and shall procure that the Company gives, subject to all reasonable costs and expenses being reimbursed to them, all such information and assistance, including access to personnel and the right to examine and copy or photograph any assets, accounts, documents and records, all to the extent reasonably related to the matter of the claim in question and as the Seller or its accountants or professional advisors may reasonably request. Seller agrees to keep all such information confidential and only to use it for the purpose of the claim in question.

9.4.3	Third party claim/liability

If the claim for Losses under Article 9.1 is a result of or in connection with a claim by or liability to a third party then:

(a)	no admission of liability shall be made by or on behalf of Buyer or the Company and the claim shall not be compromised, disposed of or settled without the prior written consent of Seller (which consent shall not be unreasonably withheld);

(b)	Seller shall have the right to participate at Seller’s expense and with counsel of its choice in the defense of a third party claim by the Company. In such event, Buyer shall afford Seller and its counsel the opportunity to comment and the right to object (which right shall not be unreasonably exercised) with respect to the conduct of the defense of the claim. Buyer shall keep Seller reasonably informed of the progress of any third party claim and its defense and Buyer shall (including with respect to product recalls) send to Seller the material notices, written communication and filings (including court paper) relating to such claim; and

(c)	Seller shall not be liable until such claim or liability becomes an actual, due and payable liability.

9.4.4	Non-Interference

Buyer will not voluntarily initiate any environmental investigation by Governmental Authorities having authority for the Premises unless required by Law.

9.4.5	Failure to comply

A failure to comply with this Article 9.4 shall not deprive Buyer from its right to claim for indemnification under Article 9.1 but the indemnification due hereunder shall be reduced in so far and to the extent Seller establishes that such a failure to comply was detrimental to it.

9.5	Subrogation - Subsequent Recovery

Upon payment by Seller of an amount in discharge of any claim under this Agreement, Seller shall be subrogated within the meaning of Article 1250 1° of the French Civil Code to Buyer’s and/or Company’s rights in connection with such claim vis-a-vis any third party. In that event, Buyer shall issue (or shall cause the Company to issue) any quittance subrogative as might be requested by Seller.

If Seller pays an amount in discharge of any claim under this Agreement and Buyer or the Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by Buyer or the Company, Buyer shall pay, or shall procure that the Company pays, to Seller an amount equal to the sum recovered from the third party (less any reasonable costs and expenses incurred in obtaining such recovery) but only to the extent the amounts so previously recovered from third parties by Buyer or the Company exceed the amount of the deductible set forth in Article 9.2.3.

9.6	Double Claims

Buyer shall not be entitled to recover from Seller under this Agreement more than once in respect of the same Loss suffered.

9.7	Payment

The payment of any sum due by Seller to Buyer or the Company under Article 9.1 shall be made within ten (10) Business Days of the date when the amount of Seller’s liability shall have been finally determined pursuant to either an amicable settlement between Buyer and Seller or an enforceable (exécutoire) decision of a court or arbitration tribunal of competent jurisdiction.

Payment due by Seller hereunder shall be made to Buyer with respect to Buyer’s Losses and to the Company with respect to the Company’s Losses. In the first case, it shall be treated as a price reduction.

10	OTHER COVENANTS

10.1	Non Solicitation – Non compete

10.1.1	To the fullest extent permissible under applicable Law, for a period of two (2) years after the Closing, Seller shall not, whether for its own account or for the account of any other person, directly or indirectly, solicit, endeavor to entice away any of the Business Employees listed in Annex 1(iii) or otherwise directly interfere with the relationship of the Company or any of its successors with any person who is employed by or otherwise engaged to perform services for the Company or any of its successors. Notwithstanding the above, Seller shall not be deemed in breach of this covenant if it recruits Business Employees through untargeted general advertising campaigns.

10.1.2	For a period of three (3) years following the Closing Date, Seller undertakes and shall cause its Affiliates to undertake, not to compete directly or indirectly with the Company in connection with Business as of the Closing Date, including the “camless technology” (the “Business at Closing”). This undertaking shall not prevent:

(i)	Seller’s Brazilian Affiliate Johnson Controls Automotive Electronics do Brasil Ltda (the “Brazilian Affiliate”) to operate its activities in accordance with Article 10.7;

(ii)	Seller from exercising its rights under the Patent Co-ownership Agreement;

(iii)	Seller from purchasing any company which, directly or indirectly, compete with the Company in connection with the Business at Closing, provided such company’s turnover generated by the competing business does not represent more than twenty (20)% of such company’s total turnover and provided further that Seller undertakes to offer and/or to cause to offer to Buyer at fair market value the acquisition of the part of the business which competes with the Company in connection with the Business at Closing and, in the event Buyer is unable or unwilling to purchase this part of the business, to use its best efforts to sell the business at its fair market value within six (6) months following its acquisition. No such constraint shall apply if the competing business represents less than five (5)% of such company’s total turnover;

(iv)	Seller from operating its electrical and energy management and body controls activity for hybrid vehicles.

10.2	Formalities

Buyer shall cause the Company to fulfill all the registration, filing and publication formalities subsequent to the Contribution in Kind, to the extent that such formalities shall not already have been complied with at Closing. Costs relating to such formalities are included in the Carve-Out Costs and shall as such be dealt with as indicated in Article 10.3.

10.3	Carve-out costs

The Parties have agreed that Seller shall bear all the Carve-Out Costs up to a maximum amount of EUR 1,900,000 (one million nine hundred thousand Euros). Other Carve-Out Costs shall be borne by the Company after the Closing Date and/or by Buyer.

As a consequence:

(i)	if the Carve-out Costs borne by Seller (as described hereafter) are more than EUR 1,900,000, Buyer shall cause the Company to reimburse Seller, upon presentation of adequate documentary evidence of the carve-out works performed and the expenses disbursed, for the amount of such Carve-Out Costs exceeding EUR 1,900,000; any amount due under this Article 10.3(i) shall be paid on the tenth (10th) Business Day following the date on which the Final Closing Working Capital and the Final Closing Liabilities have eventually been determined in accordance with the provisions of Article 3.3.5;

(ii)	if the Carve-out Costs borne by Seller (as described hereafter) are less than EUR 1,900,000, Seller shall reimburse the Company for Carve-Out Costs paid by the Company after the Closing Date and/or by Buyer upon presentation of adequate documentary evidence of the carve-out works performed and the expenses disbursed; however, the amounts to be reimbursed by Seller under this Article 10.3(ii) shall in no event exceed the difference between (A) EUR 1,900,000 and (B) Carve-Out Costs borne by Seller (as described hereafter).

For the purposes of this Article 10.3, Carve-Out Costs borne by Seller shall include (i) Carve-Out Costs paid by Seller before or on Closing and (ii) Carve-Out Costs owed by Seller and not paid at Closing but paid thereafter.

Seller shall have no obligation to undertake or complete the actions corresponding to Carve-Out Costs before the Closing Date. Seller shall nevertheless make all its best efforts to make sure that information technology related carve-out works (as identified in Annex 1(iv)) shall be completed at or as soon as possible after the Closing Date and that the temporary lay-out Pontoise related carve-out works (as identified in Annex 1(iv)) shall be completed before Closing Date. Seller shall provide on the Closing Date all adequate documentary evidence for the carve-out actions completed and Carve-Out Costs disbursed on or before such date.

For the avoidance of doubt, it is recalled that costs in connection with the carving-out of the Business (including Carve-Out Costs) and related debts/provisions of the Company shall not be taken into account for the calculation of the Purchase Price Adjustment.

Seller shall not bear any Carve-Out Cost related to works undertaken more than eighteen (18) months after the Closing Date.

10.4	Specific Environmental Compliance Costs

Seller shall do its best efforts to complete before Closing all the environmental works listed in Annex 1(x) Part 1 in compliance with the deadlines indicated in such Annex and shall bear all the related Specific Environmental Compliance Costs. If such works have not been completed by the Closing Date, the Company or the Buyer shall perform such works, and Seller shall reimburse the Buyer or the Company of the corresponding Specific Environmental Compliance Costs upon presentation of adequate documentary evidence of the works performed and the expenses disbursed. It is however specified that Specific Environmental Costs borne by Seller in connection with each of the works listed in Annex 1(x) Part 1 shall not exceed the amount specified for such work in Annex 1(x) Part 1.

Seller shall also reimburse to Buyer or to the Company, upon presentation of adequate documentary evidence of the works performed and the expenses disbursed, the Specific Environmental Compliance Costs corresponding to Annex 1(x) Part 2, which shall not be completed before Closing. It is however specified that Specific Environmental Costs borne by Seller in connection with each of the works listed in Annex 1(x) Part 2 shall not exceed the amount specified for such work in Annex 1(x) Part 2.

For the avoidance of doubt, it is recalled that environmental costs (including Specific Environmental Compliance Costs) and related debts/provisions of the Company shall not be taken into account for the calculation of the Purchase Price Adjustment.

Seller shall not bear any Specific Environmental Compliance Cost related to works undertaken more than two (2) years after the Closing Date.

10.5	Retained litigation

Buyer shall give, and shall procure that the Company gives, subject to all reasonable costs and expenses being reimbursed to them, all such information and assistance, including access to personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, all to the extent reasonably related to any lawsuit related to the Business and which would not be contributed to the Company, as Seller or its accountants or professional advisors may reasonably request. Seller agrees to keep all such information confidential and only to use it for the purpose of the lawsuit in question.

10.6	Grants and Subsidies

As soon as reasonably possible after the date hereof, Seller and the Company shall jointly notify in the form set forth in Annex 10.6 the various Governmental Authorities from which Seller has obtained grants or subsidies in connection with the Business so as to inform them of the contemplated Transaction and to request their consent to the transfer to the Company of the grants or subsidies obtained.

Should the Company be bound to reimburse the amount of any subsidy (other than a loan granted by any Governmental Authority) because the relevant Governmental Authority refuses the transfer of such subsidy to the Company and the transfer of the Transfer Shares to Buyer for any reason except the management of the Business and/or the projects underlying such grants or subsidies after the Closing Date, Seller shall reimburse the Company for such amount within ten (10) Business Days from the repayment of such amount by the Company.

10.7	Activities of the Brazilian Affiliate

10.7.1	Subject to Article 10.7.2, Seller shall cause the Brazilian Affiliate to terminate the manufacturing and the sale of products of the Business currently manufactured and/or sold by the Brazilian Affiliate as from the Closing Date.

10.7.2	Notwithstanding Article 10.7.1, the Brazilian Affiliate shall have the right to perform, for a period of three (3) years, its obligations under the contracts entered into by the Brazilian Affiliate with respect to products of the Business prior to the date hereof, as such contracts are disclosed in Annex 10.7.2, it being specified that such contracts shall not be renewed whether tacitly or expressly by the Brazilian Affiliate after the date hereof.

To the extent necessary, Buyer shall cause the Company to grant the Brazilian Affiliate with a free right to use the Contributed Intellectual Property currently used by the Brazilian Affiliate for the manufacturing and/or the sale of products of the Business, provided that such right shall not be used by the Brazilian Affiliate for other purposes than the performance of the contracts entered into by the Brazilian Affiliate with respect to products of the Business prior to the date hereof.

10.7.3	Beginning on the Closing Date and during a three (3) year period, Seller shall furthermore provide Buyer with its reasonable assistance in Buyer’s efforts to develop the Business on the territories of Mercosur.

11	CONFIDENTIALITY

11.1	Subject to Article 12 and Article 11.2, the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the negotiations relating to this Agreement or any document referred to in this Agreement; or

(b)	the provisions or subject matter of this Agreement or any document referred to in this Agreement; or

(c)	in the case of Seller, Buyer or any of its Affiliates, and in the case of Buyer, Seller or any of its Affiliates.

11.2	Buyer and Seller may disclose information to a third party which would otherwise be confidential if and to the extent:

(a)	required by the law of any relevant jurisdiction or for the purposes of any legal proceedings; or

(b)	required by any recognized securities exchange or by any regulatory or governmental body; or

(c)	such information is disclosed on a strictly confidential basis to that third party’s professional advisors, auditors or bankers for the purpose of advising that third party in connection with this Agreement provided that such disclosure shall be made subject to the terms set out in Article 11.1; or

(d)	the information has come into the public domain otherwise than through that third party; or

(e)	prior written consent to the disclosure has been given by the other Party; or

(f)	required to obtain the satisfaction of conditions precedent listed in Article 4.1 to 4.3; or

(g)	required to enable a Party to enforce its rights or remedies under this Agreement,

provided that any such information disclosed pursuant to Article 11.2 (a) and Article 11.2 (b) shall be disclosed only after consultation (where practicable) with the other Party.

11.3	The present confidentiality undertaking shall remain in force for a period of five (5) years starting from the date of signature of this Agreement.

12	ANNOUNCEMENTS

12.1	Subject to Article 12.2, no Party shall make or issue at any time (whether before or after Closing) any announcement, circular or other publicity relating to any matter referred to in this Agreement without the other Party’s prior written approval of the form and content of such announcement. Such undertaking shall remain in force for a period of two (2) years starting from the date of signature of this Agreement.

12.2	Article 12.1 does not apply to any announcement, circular or other publicity:

(a)	required by the law of any relevant jurisdiction or by the rules or regulations of any recognized securities exchange or of any regulatory or governmental body; or

(b)	which is made or sent by or on behalf of Buyer or Seller after Closing advising the press, employees, customers, suppliers or agents of the Company of the change in control of the Company.

13	MISCELLANEOUS

13.1	All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be given (i) by hand delivery, by prepaid registered or certified mail (with return receipt requested), (ii) by an established overnight courier providing proof of delivery or (iii) by facsimile (provided that a confirmation copy is also sent no later than the next Business Day by any of the means listed in (i) or (ii)), addressed as follows, unless and until any Party notifies the other Party in accordance with this Article 13.1 of a change of address:

If to Seller:

Johnson Controls Automotive Electronics 18, rue Jules César 95520 Osny France Fax: (33) 1 30 17 68 66 Attn: Group Counsel

With a copy to:

Dr. Volkmar Schneider, Vice-President General Counsel Europe JCI Beteiligungs GmbH Industriestraâe 20-30 51399 Burscheid,

Allemagne Fax: (49) 2174 65 3134

If to Buyer:

Valeo 43, rue Bayen 75017 Paris Fax: (33) 1 40 55 21 69 Attn: General Counsel

Any notification under this Agreement shall be deemed made on the date of its receipt (it being specified that, in case of notification by telecopy, the date of receipt shall be the date on which the confirmation copy has been sent in accordance with the provisions of this Article 13.1).

13.2	Valeo may, at any time until three (3) Business Days before the Closing, assign or transfer all, but not part, of its rights and obligations arising under this Agreement to any of its Affiliates, provided that it shall remain severally liable in respect of such obligations until full performance of such obligations or until written express release by Seller.

13.3	The Parties shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement including, without limitation, filing fees and fees and expenses of attorneys, accountants, financial advisors, lenders or brokers.

Seller represents and warrants to Buyer that it has not employed the services of any investment bank, financial advisor, broker or intermediary in connection with the Transaction other than Société Générale (whose fees and expenses will be borne by Seller).

Buyer represents and warrants to Seller that has not employed the services of any investment bank, financial advisor, broker or intermediary in connection with the Transaction other than Merrill Lynch (whose fees and expenses will be borne by Buyer).

13.4	This Agreement (together with all Schedules, Annexes, Exhibits and documents referred to in it or executed at Closing) constitutes the entire agreement and understanding between the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

13.5	No variation of this Agreement shall be effective unless made in writing and signed by the Parties.

13.6	If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The relevant Parties shall in that event replace the invalid on non-binding part by provisions which are valid and binding and the effect of which, given the contents and purpose of this agreement, is to the greatest extent possible similar to the invalid or non-binding part.

14	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	Governing Law

This Agreement shall be governed by, and construed in all respects in accordance with, French law.

14.2	Jurisdiction

All disputes arising in connection with this Agreement shall be submitted to the sole jurisdiction of the Commercial Court of Paris.

15	LIST OF ANNEXES

[Redacted]

Valeo		Johnson Controls Automotive Electronics

By:	/s/ Vincent Marcel	By:	/s/ Antje Merlin

Name:	Vincent Marcel	Name:	Antje Merlin
Title:	Group Vice President of Financial Affairs	Title:	Group Counsel

		By:	/s/ Fernando de Miguel

		Name:	Fernando de Miguel
		Title:	VP General Manager Electronics